EXHIBIT 10.27
THIRD AMENDMENT TO TRUST AGREEMENT
BETWEEN FIDELITY MANAGEMENT TRUST COMPANY AND
ZIONS BANCORPORATION
THIS THIRD AMENDMENT, dated as of the thirtieth day of April, 2010, and effective on that date unless otherwise stated herein, by and between Fidelity Management Trust Company (the ࿽Trustee࿽) and Zions Bancorporation (the ࿽Sponsor࿽);
WITNESSETH:
WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 3, 2006, with regard to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the ࿽Plan࿽); and
WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;
NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Effective April 12, 2010, amending Section 5(e)(vii)(A), Voting, to restate subsection (2), in its entirety, as follows:
(2) Each Participant with an interest in the Sponsor Stock held in the Trust shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Sponsor Stock credited to the Participant࿽s accounts (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or by such other means as agreed upon by the Trustee and the Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such person in the ordinary course of the performance of the Trustee࿽s services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock as directed by the Participant. The Sponsor may appoint an independent fiduciary to direct the Trustee regarding how to vote shares of Sponsor Stock reflecting a Participant࿽s proportional interest in the Stock Fund for which it has received no direction from the Participant. The Sponsor shall advise the Trustee in writing of the identity of the independent fiduciary if one has been appointed. The Trustee shall have no affirmative obligation to seek direction from the independent fiduciary. Except as otherwise required by law, absent timely direction from an independent fiduciary identified by the Sponsor, the Trustee shall not vote shares of Sponsor Stock reflecting a Participant࿽s proportional interest in the Stock Fund for which it has received no direction from the Participant.
IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Third Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

ZIONS BANCORPORATION			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Diana M. Andersen	4/9/2010	By:	/s/ S. Nick	5/7/2010

	Authorized Signatory	Date		FMTC Authorized Signatory	Date